Exhibit 10.3

June 15, 2005

Ms. Tamara Seymour, CFO

Favrille, Inc.

10421 Pacific Center Court

San Diego, CA 92121

Dear Tamara:

Oxford Finance Corporation is pleased to provide the following loan proposal to Favrille, Inc. for laboratory and other internal use assets, subject to terms and conditions embodied in formal loan agreements, which shall include but not be limited to the following terms and conditions:

Borrower:	Favrille, Inc.

Lender:	Oxford Finance Corporation, a Delaware Corporation

Equipment:	Laboratory, computers and other equipment for the internal use of Borrower as summarized in Attachment A (“Equipment”). Equipment must be acceptable to Lender.

Total Loan Expansion:	$1,550,000. $1,000,000 of soft costs to fund no later than June 30, 2005.

Funding Dates:	June 2005 through December 2005

Terms:	Each Schedule shall have a fixed term of 42 months for new laboratory equipment and a fixed term of 36 months for existing, computer and all other equipment.

Loan Payment Rates:	3.1855% of the Loan Amount per month for 36 months
2.7935% of the Loan Amount per month for 42 months

Payment Rate Implicit Interest:	9.67%

Periodicity:	Monthly, in advance.

Index Basis:	The three-year Treasury Bill Weekly Average rate of 3.67% as published in Federal Reserve statistical release

133 NORTH FAIRFAX STREET, ALEXANDRIA, VIRGINIA 22314, 703-519-4900

H.15 (519) on June 13, 2005.

Payment Commencements:	First day of the month following a Schedule funding.

Stock Warrants:	None

Additional conditions:	Indebtedness not to exceed $15,000,000 without prior consent of Lender. The debt cap shall be released upon completion of Borrower’s next equity financing of $20,000,000.

Documentation:	Loan documentation provided by Lender containing terms generally accepted in the industry and mutually agreeable to both Lender and Borrower.

Facility Fee:	No additional fee.

Rate Adjustment:

The effective Loan Rate will remain fixed for the duration of each Term. Prior to Schedule funding, Lender may adjust the Loan Rate in order to maintain its originally anticipated rate of return if there is an increase in the yield on the U.S. Treasury Bills, as quoted in the Federal Reserve statistical release H.15 (519), from the Index Basis specified in this proposal letter.

Costs:

Borrower shall be responsible for all costs and expenses relating to the transaction, including, without limitation, extraordinary attorneys’ and appraisal fees, lien search, inspection and filing fees relating to the preparation, execution and recording of all documents.

Expiration:	This loan proposal will expire if a signed copy of this proposal letter is not received by Oxford on or beforeJune 27, 2005

This proposal letter, the collateral described, and any terms and conditions of the loan or warrant agreements, are subject to final review and approval by Oxford Finance Corporation and its Executive Credit Team, and is not a commitment to provide financing.

Oxford Finance Corporation welcomes the opportunity to be of service to Favrille, Inc.  We look forward to working with you.

Sincerely,

/s/ Christopher A. Herr

OXFORD FINANCE CORPORATION
Christopher A. Herr

ACKNOWLEDGED AND AGREED:

Favrille, Inc.

By:	/s/ Tamara A. Seymour

Title: Chief Financial Officer

Date: June 27, 2005

ATTACHMENT A

Estimated Categories of Equipment:

Category	Amount	Percentage

Lab equipment, furniture, manufacturing and computer hardware	$550,000	36%

All other softcosts	$1,000,000	64%

Total	$1,550,000	100%